Exhibit 99.1

News Release

RSP Permian, Inc. Announces Pricing of Upsized $450 Million Placement of Senior Unsecured Notes

Dallas, Texas – December 12, 2016 – RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) announced today the pricing of its private placement to eligible purchasers under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), of $450 million aggregate principal amount of 5.25% senior unsecured notes due 2025 (the “Notes”) at par. This represents an increase of $100 million over the aggregate principal amount previously announced. The private placement is expected to close on December 27, 2016, subject to market and other customary closing conditions.

The Company intends to use the net proceeds of approximately $443.9 million to partially fund its proposed acquisition of Silver Hill E&P II, LLC (“SHEP II”), pursuant to the Membership Interest Purchase and Sale Agreement dated October 13, 2016, by and among the Company, RSP Permian, L.L.C., a wholly owned subsidiary of the Company, SHEP II and Silver Hill Energy Partners II, LLC, the parent entity of SHEP II. The Notes will be guaranteed on a senior unsecured basis by two of the Company’s existing subsidiaries, RSP Permian, L.L.C. and Silver Hill Energy Partners, LLC, and certain future subsidiaries.

The securities to be sold have not been registered under the Securities Act or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes are expected to be eligible for trading by qualified institutional buyers in the United States under Rule 144A under the Securities Act and outside the United States pursuant to Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act and is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of RSP’s acreage is located on large, contiguous acreage blocks in the core of the Midland and Delaware Basins, sub-basins of the Permian Basin. The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP.” For more information, visit www.rsppermian.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Annual Report on Form 10-K for 2015, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Source: RSP Permian, Inc.